090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

Filed in the office of	Document Number
Barbara K. Cegavske	20160060816-70
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 02/09/2016 12:40 PM
	Entity Number E0226902010-6

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Premier Biomedical, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

"8. This Corporation is authorized to issue two classes of shares of stock to be designated as "Common Stock" and "Preferred Stock". The total number of shares of Common Stock which this Corporation is authorized to issue is One Billion (1,000,000,000) shares, par value $0.00001. The total number of shares of Preferred Stock which this Corporation is authorized to issue is Ten Million (10,000,000) shares, par value $0.001.

[continued on attachment]

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: Majority

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X ______________________

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF AMENDMENT
OF
ARTICLES OF INCORPORATION
OF
PREMIER BIOMEDICAL, INC.

(Pursuant to NRS 78.385 and 78.390 – after issuance of stock)

The undersigned, being the President and Secretary, respectively, of Premier Biomedical, Inc., a Nevada Corporation, hereby certifies that pursuant to approval of the Board of Directors of said Corporation on January 3, 2016, and pursuant to Majority Approval of the Shareholders of said Corporation on January 4, 2016, it was voted that this Certificate of Amendment of Articles of Incorporation be filed.

The undersigned certify that Article 8 of the Articles of Incorporation is amended and restated to read as follows:

"8. This Corporation is authorized to issue two classes of shares of stock to be designated as "Common Stock" and "Preferred Stock". The total number of shares of Common Stock which this Corporation is authorized to issue is One Billion (1,000,000,000) shares, par value $0.00001. The total number of shares of Preferred Stock which this Corporation is authorized to issue is Ten Million (10,000,000) shares, par value $0.001.

The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board of Directors") is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a "Preferred Stock Designation") and as may be permitted by the Nevada Revised Statutes. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

A. No holder of any of the shares of any class of the corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of any class of the corporation or for the purchase

of any shares, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of any class of the corporation; and any and all of such shares, bonds, securities, or obligations of the corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms, corporations, and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.

B. The Corporation elects not to be governed by the terms and provisions of Sections 78.378 through 78.3793, inclusive, and Sections 78.411 through 78.444, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision.

C. In addition, the Corporation elects not to be governed by the terms and provisions of Sections 78.2055 and NRS 78.207 of the Nevada Revised Statutes requiring shareholder approval of forward and reverse splits in cases where there is no corresponding increase or decrease in and to the number of Authorized shares of the class or series subject to the forward or reverse split and, therefore, shareholder approval will not be required for the Board of Directors of this Corporation to authorize forward and reverse splits of this Corporation's securities without corresponding increases or decreases in and to the number of Authorized shares of the class or series subject to the forward or reverse split.

D. No amendment to these Articles of Incorporation, directly or indirectly, by merger or consolidation or otherwise, having the effect of amending or repealing any of the provisions of this paragraph shall apply to or have any effect on any transaction involving acquisition of control by any person, or any transaction with an interested stockholder, or any Board action with respect to Sections 78.2055 and 78.207 NRS, occurring prior to such amendment or repeal."

The undersigned hereby certifies that he has on February [insert], 2016, executed this Certificate amending the Articles of Incorporation heretofore filed with the Secretary of State of Nevada.

William A. Hartman, President

Heidi H. Carl, Secretary